Exhibit 99.1

Summit Materials Announces First Quarter 2016 Results

Denver, Colorado (May 4, 2016) — Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the first quarter 2016. The Company has posted supplementary materials to its investor relations website.

Highlights – First Quarter 2016 Compared to First Quarter 2015:

•	Aggregates volume and price increased 14.3% and 8.6%, respectively; organic price up 9.4%
•	Cement volume and price increased 142.7% and 6.7%, respectively
•	Net revenue increased 18.8%, to $208.0 million, led by growth in the Cement and East Segments
•	EPS and Adjusted EPS of $(0.42)
•	Adjusted EBITDA grew to $8.4 million and improved 480 basis points to 4.0% as a percent of net revenue
•	Incremental gross margin of 85.8% in aggregates
•	Acquired two aggregates-based companies, which expanded Summit’s geographic reach into the high-growth coastal Carolinas and Virginia market
•

In April 2016, we entered the Las Vegas, Nevada market through the acquisition of a vertically integrated aggregates and ready-mixed concrete business, providing Summit with premier, well-located assets in an expanding market

•	Full year 2016 Adjusted EBITDA outlook increased 7.5% at the midpoint to a range of $350.0 million to $370.0 million

Tom Hill, CEO of Summit, stated, “We had a strong start to 2016 with price moving higher in all lines of business. We are especially pleased with our aggregates pricing momentum up 9.4% organically throughout key markets. In cement we more than doubled our volume for the second straight quarter with the continued integration of our Davenport cement plant progressing according to plan. Favorable industry dynamics in the upper Midwest and Mississippi river regions continue to support an attractive outlook for our growth initiatives, with cement price up 6.7% during the quarter. Through our products and services businesses we continue to gain exceptional advantages from our vertically integrated approach driving sustained margin improvement at each stage of the vertical chain. Gross profit increased 44.2% to $51.5 million, representing a gross margin expansion of 440 basis points, led by 85.8% incremental gross margins in aggregates. The overall result from all these favorable developments was a 480 basis point improvement in our Adjusted EBITDA margin during the first quarter. This collective improvement demonstrates the strength of our materials based-strategy, which focuses on securing attractively positioned reserves in well-structured markets, with selective downstream exposure.”

Mr. Hill continued, “Since the beginning of 2016 we have completed three aggregates-based acquisitions consistent with our strategy to source, acquire and integrate businesses. Boxley Materials Company (“Boxley”) and American Materials Company (“AMC”), which were added in the first quarter, provide a strategic path to deepen our Mid-Atlantic presence with a combined materials-focused platform of scale. In April, we entered the growing Las Vegas market with the addition of Sierra Ready Mix, LLC (“Sierra”), which fits nicely into our existing West segment operations. We expect these transactions to be accretive to our 2016 results as we integrate and optimize performance of these assets.

Furthermore, with these three completed acquisitions we have already exceeded our target of $30 million of annualized acquired Adjusted EBITDA.

Beyond acquisitions, our public and private construction markets continue to exhibit positive fundamentals positioning us to capture incremental volume and price improvements while actively managing costs to accomplish our objectives for 2016.”

Brian Harris, CFO of Summit, stated, “We continue to produce stronger margins and focus on cash flow to generate attractive returns from our rapidly expanding operations. Our balance sheet strength and access to capital resources were key factors in our ability to acquire Boxley and AMC and to move swiftly on our acquisition of Sierra. We successfully completed a bond offering in February to fund these acquisitions while maintaining our credit metrics and cost of capital within our targeted levels. We ended the quarter with ample flexibility to continue investing in our announced aggregates facility enhancement initiatives. We are accomplishing this while remaining poised to further execute our strategic growth initiatives in a disciplined manner. However, we remain committed to reducing our leverage ratios by year end while growing Adjusted EBITDA to generate additional cash flow.”

First Quarter 2016 Operating Results

In the first quarter of 2016, net revenue increased 18.8% to $208.0 million, compared to $175.1 million in the prior year quarter. The improvement in net revenue was primarily attributable to an increase in volumes and price in aggregates, cement and ready-mixed concrete. Net revenue growth from acquisitions in the West and East segments was $8.5 million compared to the prior year quarter.

Adjusted EBITDA grew to $8.4 million, compared to ($1.4) million in the prior year quarter, with growth in all operating segments. As a percentage of net revenue, Adjusted EBITDA improved to 4.0%, up 480 basis points from the prior year quarter. Adjusted EBITDA by segment in the first quarter of 2016 compared to the prior year quarter was as follows:

•	West: Increased $1.2 million to $13.3 million, primarily driven by price growth across all lines of business and the impact of acquisitions in the Utah-based market.
•

East: Increased $6.7 million to $3.2 million mainly as a result of a higher mix of revenue from aggregates, strong organic improvement in all lines of business and the impact of acquisitions in the Mid-Atlantic market.

•	Cement: Increased $4.4 million to $1.0 million largely attributable to higher volume and price due to the favorable impact of the Davenport cement plant acquisition and stronger end market demand.

Gross profit increased 44.2% to $51.5 million, compared to $35.7 million in the prior year quarter. As a percentage of net revenue, gross margin improved to 24.8%, compared to 20.4% in the prior year quarter, primarily attributable to improved profitability in materials and products, a higher percentage of revenue from materials and lower energy costs.

•

Aggregates Results – Net revenue from aggregates increased 23.9% to $49.9 million. Aggregates organic price increased 9.4% with the improvement due to higher overall prices and favorable regional mix. Aggregates volumes grew 14.3% driven by 6.0% organic volume growth and the remainder attributable to acquisitions. Gross margin from aggregates increased to 42.9%, compared to 32.7% in the prior year quarter.

•

Cement Results – Net revenue from cement grew 202.6% to $29.7 million. Cement volume and price increased 142.7% and 6.7%, respectively, mainly attributable to the acquisition of the Davenport cement plant and overall improved market pricing. Gross margin from cement was 14.3%, compared to (16.1)% in the prior year quarter due to higher pricing and production efficiencies.

•

Products Results – Net revenue from products increased 1.7% to $100.5 million. Ready-mixed concrete volumes were up 10.0% primarily attributable to stronger demand and pricing. Ready-mixed concrete price increased 4.1%, largely benefitting from the pass through of higher cement prices. Asphalt price rose 2.3%, mainly due to a shift in product mix. Gross margin from products expanded to 23.3%, compared to 19.2% in the prior year quarter.

Adjusted net loss in the first quarter 2016 was ($42.5) million and Adjusted EPS was ($0.42) per diluted share of Class A common stock. Before adjustments, net loss attributable to Summit Materials, Inc. was ($21.1) million, and EPS was ($0.42) per diluted share of Class A common stock. The shares of Class A common stock are issued by Summit Materials, Inc., and as such the earnings and equity interests of noncontrolling interests, including LP Units, are not included in basic or diluted earnings per share. Summit believes adjusted net income and Adjusted EPS are representative of earnings performance, because these measures exclude the non-operating impact to earnings per share of any potential conversions of LP units to Class A common stock in any given quarter.

Acquisitions

In February 2016, Summit acquired AMC, an aggregates company, which expanded Summit’s geographic reach into the high-growth coastal North and South Carolina markets. In March 2016, Summit acquired Boxley, a vertically integrated construction materials business in Virginia. Together, Boxley and AMC comprise 11 aggregates locations with 0.5 billion tons of reserves, along with four asphalt plants, four ready-mix concrete plants and one architectural products manufacturing facility. These acquisitions, along with Summit’s existing two aggregates operations in South Carolina, establish a strong aggregates-based position in the Mid-Atlantic region.

In April 2016, Summit acquired Sierra, a vertically integrated aggregates and ready-mixed concrete business located in Las Vegas, Nevada.  Sierra is a well-established aggregates and ready mix concrete supplier in the Las Vegas market with an excellent reputation for quality and service. It operates a sand & gravel pit and two ready-mixed concrete facilities, and has well-balanced exposure across all end-use segments. The acquisition provides Summit with premier, well-located assets in an expanding market.

Liquidity and Capital Resources

In connection with the acquisition of Boxley and AMC, in February 2016, the Company issued $250.0 million aggregate principal amount of 8.500% Senior Notes due 2022, at par. The Company used the proceeds from the offering primarily to fund the acquisition of Boxley and replenish cash used for the acquisition of AMC.

At April 2, 2016, the Company had cash of $92.2 million and total outstanding debt of $1,540.4 million. As of April 2, 2016, the Company’s borrowing capacity was $210.6 million under its $235.0 million revolving credit facility, net of $24.4 million outstanding letters of credit.

Full Year 2016 Outlook

For the full year 2016, based on current market conditions Summit expects to generate Adjusted EBITDA in the range of $350.0 million to $370.0 million, compared to Adjusted EBITDA of $287.5 million in 2015. The Adjusted EBITDA outlook assumes organic improvement, along with the successor period for acquisitions completed through today’s date, including the acquisition of Sierra.

Summit continues to target approximately $30.0 million of annualized Adjusted EBITDA per year from acquisitions. The upwardly revised full year 2016 Adjusted EBITDA outlook range of $350.0 million to $370.0 million excludes the potential upside from any future acquisitions due to the unspecified closing dates of any future acquisitions, the timing of which will impact the magnitude of acquired Adjusted EBITDA realized in 2016.

Webcast and Conference Call Information

Summit will conduct a conference call at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Wednesday, May 4, 2016 to review first quarter 2016 results, discuss recent events, and conduct a question-and-answer period. A webcast of the conference call and presentation slides to be referred to on the call will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the telephone conference call:

Domestic:	1-877-407-0784
International:	1-201-689-8560
Conference ID:	86972581

To listen to a replay of the telephone conference call:

Domestic:	1-877-870-5176
International:	1-858-384-5517
Conference ID:	13634995

The playback recording can be accessed through June 4, 2016

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mixed concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.

For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The rules of the SEC regulate the use in filings with the SEC of “non-GAAP financial measures,” such as adjusted net income, Adjusted EPS, Adjusted EBITDA, gross profit and free cash flow, which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our adjusted net income, Adjusted EPS, Adjusted EBITDA, gross profit and free cash flow, may vary from the use of such terms by others and should not be considered as alternatives to net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; (iv) income tax payments we are required to make; and (v) any cash requirements for the replacement cost of assets being depreciated or amortized. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA only supplementally.

Adjusted EBITDA, gross profit, adjusted net income, Adjusted EPS and free cash flow reflect an additional way of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. However, non-GAAP financial measures should not be construed as being more important than other comparable U.S. GAAP financial measures and should be considered in conjunction with the U.S. GAAP measures. In addition, non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. Any and all statements made relating to the macroeconomic outlook for our markets, potential acquisition activity, our estimated and projected earnings, margins, costs, expenditures, cash flows, sales volumes and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016. Such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Three months ended
	April 2,	March 28,
	2016	2015
Revenue:
Product	$180,102	$148,920
Service	27,937	26,219
Net revenue	208,039	175,139
Delivery and subcontract revenue	20,340	18,848
Total revenue	228,379	193,987
Cost of revenue (excluding items shown separately below):
Product	132,494	119,791
Service	24,054	19,630
Net cost of revenue	156,548	139,421
Delivery and subcontract cost	20,340	18,848
Total cost of revenue	176,888	158,269
General and administrative expenses	45,370	67,234
Depreciation, depletion, amortization and accretion	32,360	26,126
Transaction costs	3,316	1,364
Operating loss	(29,555)	(59,006)
Other (income) expense, net	(432)	391
Loss on debt financings	—	799
Interest expense	21,577	24,109
Loss from operations before taxes	(50,700)	(84,305)
Income tax benefit	(8,166)	(4,468)
Net loss	(42,534)	(79,837)
Net loss attributable to noncontrolling interest in subsidiaries	(79)	(1,982)
Net loss attributable to Summit Holdings (1)	(21,337)	(67,704)
Net loss attributable to Summit Materials, Inc.	$(21,118)	$(10,151)
Net loss per share of Class A common stock:
Basic	$(0.42)	$(0.37)
Diluted	$(0.42)	$(0.37)
Weighted average shares of Class A common stock:
Basic	49,746,971	27,319,846
Diluted	49,746,971	27,319,846

(1)	Represents portion of business owned by private interests

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	April 2,	January 2,
	2016	2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$92,244	$186,405
Accounts receivable, net	132,513	145,544
Costs and estimated earnings in excess of billings	7,797	5,690
Inventories	171,991	130,082
Other current assets	15,003	4,807
Total current assets	419,548	472,528
Property, plant and equipment, less accumulated depreciation, depletion and amortization (April 2, 2016 - $395,192 and January 2, 2016 - $366,505)	1,397,702	1,269,006
Goodwill	735,746	596,397
Intangible assets, less accumulated amortization (April 2, 2016 - $5,871 and January 2, 2016 - $5,237)	14,521	15,005
Other assets	46,531	43,243
Total assets	$2,614,048	$2,396,179
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,500	$6,500
Current portion of acquisition-related liabilities	17,797	20,584
Accounts payable	91,560	81,397
Accrued expenses	78,963	92,942
Billings in excess of costs and estimated earnings	10,667	13,081
Total current liabilities	205,487	214,504
Long-term debt	1,517,680	1,273,652
Acquisition-related liabilities	32,175	39,977
Other noncurrent liabilities	129,050	100,186
Total liabilities	1,884,392	1,628,319

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 49,746,982 and 49,745,944 shares issued and outstanding as of April 2, 2016 and January 2, 2016, respectively	498	497
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 69,007,297 shares issued and outstanding as of April 2, 2016 and January 2, 2016	690	690
Additional paid-in capital	622,608	619,003
Accumulated (deficit) earnings	(11,932)	10,870
Accumulated other comprehensive loss	(1,597)	(2,795)
Stockholders’ equity	610,267	628,265
Noncontrolling interest in consolidated subsidiaries	1,283	1,362
Noncontrolling interest in Summit Materials, Inc.	118,106	138,233
Total stockholders’ equity	729,656	767,860
Total liabilities and stockholders’ equity	$2,614,048	$2,396,179

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

($ in thousands)

	Three months ended
	April 2,	March 28,
	2016	2015
Cash flow from operating activities:
Net loss	$(42,534)	$(79,837)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	36,817	27,358
Share-based compensation expense	2,036	15,217
Deferred income tax benefit	(17)	—
Net gain on asset disposals	(1,683)	(1,834)
Net gain on debt financings	—	688
Other	130	780
Decrease (increase) in operating assets, net of acquisitions:
Accounts receivable, net	22,281	30,309
Inventories	(25,612)	(21,413)
Costs and estimated earnings in excess of billings	(1,981)	(1,662)
Other current assets	(9,583)	(303)
Other assets	351	755
(Decrease) increase in operating liabilities, net of acquisitions:
Accounts payable	(618)	(10,045)
Accrued expenses	(17,890)	(20,467)
Billings in excess of costs and estimated earnings	(2,552)	(649)
Other liabilities	(1,103)	(203)
Net cash used in operating activities	(41,958)	(61,306)
Cash flow from investing activities:
Acquisitions, net of cash acquired	(249,111)	—
Purchases of property, plant and equipment	(39,125)	(17,708)
Proceeds from the sale of property, plant and equipment	6,019	2,741
Other	—	(276)
Net cash used for investing activities	(282,217)	(15,243)
Cash flow from financing activities:
Proceeds from equity offerings	—	460,000
Capital issuance costs	—	(35,956)
Proceeds from debt issuances	250,000	104,000
Debt issuance costs	(5,001)	(4,055)
Payments on debt	(3,458)	(106,441)
Purchase of noncontrolling interests	—	(35,000)
Payments on acquisition-related liabilities	(11,973)	(4,032)
Net cash provided by financing activities	229,568	378,516
Impact of foreign currency on cash	446	(202)
Net (decrease) increase in cash	(94,161)	301,765
Cash and cash equivalents—beginning of period	186,405	13,215
Cash and cash equivalents—end of period	$92,244	$314,980

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Revenue Data by Segment and Line of Business

($ in thousands)

	Three months ended
	April 2,	March 28,
	2016	2015

Net Revenue by Segment
West	$113,847	$117,006
East	60,204	44,356
Cement	33,988	13,777
Net Revenue	$208,039	$175,139

Net Revenue by Line of Business
Materials
Aggregates	$49,908	$40,286
Cement (1)	29,657	9,802
Products	100,537	98,832
Total Materials and Products	180,102	148,920
Services	27,937	26,219
Net Revenue	$208,039	$175,139

Gross Profit
Materials
Aggregates	$21,417	$13,165
Cement (1)	4,255	(1,577)
Products	23,475	18,992
Services	2,344	5,138
Gross Profit	$51,491	$35,718

(1)

Revenue for the cement line of business excludes revenue associated with the processing of hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants. The revenue associated with waste processing is included in services. The cement segment gross profit includes the earnings from the waste processing operations.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Volume and Price Statistics

(Units in thousands)

	Three months ended
Total Volume	April 2, 2016	March 28, 2015
Aggregates (tons)	6,962	6,089
Cement (tons)	301	124
Ready-mixed concrete (cubic yards)	762	693
Asphalt (tons)	217	296

	Three months ended
Pricing	April 2, 2016	March 28, 2015
Aggregates (per ton)	$9.34	$8.60
Cement (per ton)	101.89	95.52
Ready-mixed concrete (per cubic yards)	105.33	101.19
Asphalt (per ton)	58.30	56.98

Year over Year Comparison	Volume	Pricing
Aggregates (per ton)	14.3%	8.6%
Cement (per ton)	142.7%	6.7%
Ready-mixed concrete (per cubic yards)	10.0%	4.1%
Asphalt (per ton)	(26.7)%	2.3%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing
Aggregates (per ton)	6.0%	9.4%
Cement (per ton)	*	*
Ready-mixed concrete (per cubic yards)	6.3%	4.2%
Asphalt (per ton)	(29.4)%	2.9%

*     The Davenport Assets were immediately integrated with our existing cement operations such that it is impracticable to bifurcate the growth attributable to the Davenport Assets from organic growth.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business

($ and Units in thousands)

	Three months ended April 2, 2016
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	6,962	$9.34	$65,057	$(15,149)	$49,908
Cement	301	101.89	30,632	(975)	29,657
Materials			$95,689	$(16,124)	$79,565
Ready-mixed concrete	762	105.33	80,237	(71)	80,166
Asphalt	217	58.30	12,661	(41)	12,620
Other Products			49,949	(42,198)	7,751
Products			$142,847	$(42,310)	$100,537

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Non-GAAP Financial Measures

($ in thousands, except share and per share amounts)

The tables below reconcile our net loss to Adjusted EBITDA and present Adjusted EBITDA by segment for the three months ended April 2, 2016 and March 28, 2015.

	Three months ended
	April 2,	March 28,
Reconciliation of Net Loss to Adjusted EBITDA	2016	2015
Net loss	$(42,534)	$(79,837)
Interest expense	21,577	24,109
Income tax benefit	(8,166)	(4,468)
Depreciation, depletion and amortization	31,900	25,722
EBITDA	$2,777	$(34,474)
Accretion	460	404
IPO costs	—	28,296
Loss on debt financings	—	799
Transaction costs	3,316	1,364
Management fees and expenses	—	993
Non-cash compensation	2,036	766
Other	(180)	498
Adjusted EBITDA	$8,409	$(1,354)

Adjusted EBITDA by Segment
West	13,279	12,032
East	3,173	(3,504)
Cement	971	(3,413)
Corporate	(9,014)	(6,469)
Adjusted EBITDA	$8,409	$(1,354)

The table below reconciles our net loss per share attributable to Summit Materials, Inc. to adjusted loss per share for the three months ended April 2, 2016 and March 28, 2015.

	Three months ended
	April 2, 2016		March 28, 2015
Reconciliation of Net Loss Per Share to Adjusted EPS	Net Income	Per Share	Net Income	Per Share
Net loss attributable to Summit Materials, Inc.	$(21,118)	$(0.21)	$(10,151)	$(0.11)
Adjustments:
Net loss attributable to noncontrolling interest	(21,337)	(0.21)	(67,704)	(0.69)
Initial public offering costs	—	—	28,296	0.29
Loss on debt financings, net of tax	—	—	782	0.01
Adjusted diluted net loss	$(42,455)	$(0.42)	$(48,777)	$(0.50)
Weighted-average shares:
Class A common stock	49,746,971		27,319,846
LP Units outstanding	50,261,471		69,007,297
Adjusted diluted shares	100,008,442		96,327,143

The following table reconciles operating loss to gross profit for the three months ended April 2, 2016 and March 28, 2015.

	Three months ended
	April 2,	March 28,
Reconciliation of Operating Loss to Gross Profit	2016	2015
(in thousands)
Operating loss	$(29,555)	$(59,006)
General and administrative expenses	45,370	67,234
Depreciation, depletion, amortization and accretion	32,360	26,126
Transaction costs	3,316	1,364
Gross Profit	$51,491	$35,718
Gross Margin(1)	24.8%	20.4%

(1)	Gross margin is defined as gross profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash outflow for the three months ended April 2, 2016 and March 28, 2015.

	Three months ended
	April 2,	March 28,
	2016	2015
Net loss	$(42,534)	$(79,837)
Non- cash items	37,283	42,209
Net income adjusted for non-cash items	(5,251)	(37,628)
Change in working capital accounts	(36,707)	(23,678)
Net cash provided by operating activities	(41,958)	(61,306)
Capital expenditures, net of asset sales	(33,106)	(14,967)
Free cash outflow	$(75,064)	$(76,273)

Contact:
Investor Relations:
303-515-5159
Investorrelations@summit-materials.com
Media Contact:
303-515-5158
mediarelations@summit-materials.com